Exhibit 99.1
SOMAXON PHARMACEUTICALS, INC.
SILENOR® (DOXEPIN) NDA UPDATE
Monday, November 24, 2008, 10:30 AM ET

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the Somaxon Pharmaceuticals conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the two. If you’re using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Monday, November 24th, 2008.

I would now like to turn the conference over to Rob Whetstone, Investor Relations for Somaxon. Please go ahead, sir.

Rob Whetstone:	Thank you. Good morning, everyone, and thank you for joining us today to discuss the update we received from the FDA regarding Somaxon Pharmaceuticals’ New Drug Application for Silenor. On the call today are Richard Pascoe, the company’s President and Chief Executive Officer, and Meg McGilley, the company’s Vice President and Chief Financial Officer.

First, some housekeeping issues before we start. Earlier today, Somaxon issued a news release providing an update on the FDA’s review of the Silenor NDA. If you have not received this news release, if you would like to be added to Somaxon’s fax and e-mail list to receive company information, or if you would like to change your contact information, please contact Janet Simmons at PondelWilkinson at 310-279-5974. We encourage everyone to read today’s news release as well as Somaxon’s SEC reports. In addition, please be advised that this conference call is being broadcast live on the Internet at http://investors.somaxon.com/eventdetail.cfm. A playback of this call will be available and may be accessed at that site.

Please note that certain of the information discussed on the call today is covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act. I caution listeners that during this conference call, Somaxon management will be making forward-looking statements. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. These forward-looking statements are qualified by the cautionary statements contained in Somaxon’s press releases and SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q. The content of this conference call contains time-sensitive information that is accurate only as of the date of this live broadcast, November 24th, 2008. Somaxon undertakes no obligation to revise or
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update any forward-looking statement to reflect events or circumstances after the date of this conference call.

With that said, let me turn the call over to Richard Pascoe. Rich?

Richard Pascoe:	Thank you, Rob, and good morning, everyone. We appreciate your joining us on such short notice to discuss today’s announcement.

As most of you now know, earlier today, we announced that the FDA notified us that it will not be able to complete its review of our New Drug Application for Silenor by the PDUFA date of December 1st, 2008. The FDA indicated to us that the review would be extended for up to three additional months, resulting in a new PDUFA date of February 28th, 2009.

We continue to believe that the NDA we have submitted is sufficient to support a determination by the FDA that Silenor is approvable for the treatment of insomnia. It is important to note that the FDA did not raise any issues with the data in the NDA, nor did they request that we conduct any additional studies. We have had numerous interactions with the FDA during the review period for the Silenor NDA and we have been very responsive to all questions posed during the review cycle. We will continue to work closely with the FDA in support of a potential NDA approval.

In addition, the delay was not caused by a request from the FDA for the data from our voluntary standard clinical trial to evaluate the electrocardiogram effects of doxepin. In the event that the FDA does request the data from that clinical trial, we will be in a position to provide it expeditiously. The preliminary results we have reviewed to date suggest that dosing of doxepin does not result in QT prolongation effects.

We continue to believe that Silenor’s clinical profile and its unique mechanism of action differentiate it from the available insomnia treatments, and as a result, it could capture a sizeable percentage of prescriptions in the insomnia market, if it is approved by the FDA. We have developed a comprehensive marketing strategy, based upon solid market research, that we feel can drive new prescriptions and product sales, if the product is approved by the FDA. During the remainder of the FDA review period, we will continue to refine this strategy as well as continue our discussions with third parties relating to the potential commercialization of Silenor.

In order to ensure that our financial position is as strong as possible during the remainder of the NDA review period, we will undertake significant cost reduction measures while continuing to evaluate financing alternatives available to us.

With that, and for the time available, we would be happy to address any questions you may have. Operator?
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Somaxon Update

Operator:	Thank you. We will now begin the question and answer session. As a reminder, if you have a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw your question, press the star followed by the two. If you’re using speaker equipment, you will need to lift the handset before making your selection. One moment, please, for our first question.

And our first question comes from the line of Corey Davis with Natixis. Please go ahead.

Corey Davis:	Thanks very much. I know this is probably impossible to predict, but do you think that this extension raises the possibility that you get a final, outright approval as opposed to a complete response letter on a new PDUFA date? And why do you think it was that the FDA didn’t just send you a letter now, to hit their PDUFA date, and just say, you know, pending x, y, and z review, we can’t approve it at this time?

Richard Pascoe:	Thank you for the question, Corey. I think the first part of that, you know, it’s impossible to predict. I mean, we are very confident that the NDA submission that we provided to the FDA, and through our subsequent interactions, would indicate that we are in a very strong position to get this product approved. I think it’s impossible to determine at this point in time what actions the FDA will take. We are certainly going to continue to support the review. As we outlined here, we’ve been very responsive to date to all of their questions, and at the end of the day, we think we have a drug that’s approvable once we work through this extended delay period.

As it relates to why the FDA did what it did—or not, I should say—you know, it’s just impossible to comment on that.

Corey Davis:	Okay. And can I ask, was it a formal letter or just an informal phone call letting you know?

Richard Pascoe:	Well, we’ve had a very active discussion, you know, informally, obviously, over the last several months with the FDA, and they alerted us by telephone initially, and then we had a conversation with them. And we have subsequently received notification that the PDUFA date would be extended to February 28th of ’09.

Corey Davis:	And was there any new data that you submitted that they used as an excuse to formally extend that PDUFA date, or was it just an extension because they didn’t complete the review?

Richard Pascoe:	We did not submit any new data.

Corey Davis: Okay.	And, you know, I don’t know that this really counts as a formal delay, given that nobody was expecting a true final approval here anyway, but given your cash constraints, is there a need to institute any more severe belt tightening
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just to preserve what cash you do have left? Or can you still kind of maintain status quo until you get some more definitive answer from the agency?

Richard Pascoe:	Yes, again, I think in order to ensure that, you know, our financial position remains strong, we are going to implement cost reductions. Meg, you may want to comment.

Meg McGilley:	Yes, we’re working on plans right now, Corey, to identify the appropriate cost-reduction measures we should be taking, and that exercise is starting today, so we absolutely are going to very purposely and aggressively address our spending in this window of time during the delay.

Corey Davis: Okay.	Thanks very much. I think this is probably the thirtieth delay or extension that I’ve counted from the FDA this year, so at least you’re not alone.

Meg McGilley:	No, that’s true. Thanks, Corey.

Richard Pascoe:	Thanks for the question, Corey.

Operator: Thank you.	Ladies and gentlemen, if there are any additional questions, please press the star followed by the one at this time. As a reminder, if you’re using speaker equipment, you’ll need to lift the handset before making your selection. One moment, please.

I show that there are no further questions at this time. Please continue.

Richard Pascoe:	Thank you, all, for joining us this morning. As always, we appreciate your continued support and interest in our company. If anyone has any further questions, please do not hesitate to contact the corporate or investor relations teams at Somaxon. That concludes our call today and we thank you for your kind attention.

Operator:	Ladies and gentlemen, this concludes the Somaxon Pharmaceuticals conference call. Thank you for your participation. You may now disconnect.
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Somaxon Update